Exhibit 4.7


Altair International, Inc./de Jong & Associates Inc. Agreement

                           WARRANT TO PURCHASE SHARES

Neither this Warrant nor the securities issuable upon exercise hereof have been registered under the Securities Act of 1933, as amended, or under any State Securities Laws and may not be transferred in violation of such Act or Laws, the Rules and Regulations thereunder, or the provisions of this Warrant.

Warrant to purchase 75,000 shares of common stock of Altair International, Inc.

February 15, 2000

         This Is To Certify That de Jong & Associates, Incorporated of 345 S. Coast Hwy 101, Suite 3, Encinitas, California 92024 (hereinafter referred to as the "Warrantholder") is entitled, upon the due exercise hereof and subject to the terms and conditions hereof, at any time commencing on the date of this warrant (the "Commencement Date"), and ending on the third anniversary of the Commencement Date (the "Expiration Date"), to purchase from Altair International, Inc. (the "Company"), and the Company shall issue and sell to the Warrantholder, the number of shares of common stock (the "Common Stock"), of the Company (the "Warrant Shares") set forth above upon presentation of this Warrant, together with the notice of exercise at the office of the Company, and upon simultaneous payment therefor at an exercise price per Warrant Share equal to U.S. $4.00 (Four dollars U.S. funds) (the "Exercise Price"). The number of Warrant Shares issuable upon exercise of this Warrant and the Exercise Price are subject to adjustment as provided in Section 3 of this Warrant.

1.       Transfer Restrictions

The Warrantholder acknowledges that it may not sell, transfer, assign, hypothecate, or otherwise dispose of this Warrant after the Commencement Date, unless such sale, transfer assignment, hypothecation, or other disposition is in accordance with applicable federal and state securities laws, and the Warrantholder's counsel has issued a favorable opinion regarding such transfer. In connection with the Warrantholder's compliance with applicable federal and state securities laws, the Company may require such other documentation reasonably satisfactory to the Company evidencing compliance with such laws.

2.       Time of Exercise

This Warrant may be exercised in whole or in part, and from time to time, at any time after the date hereof, but not after 5:00 p.m. on the Expiration Date.

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3.       Adjustments

If the Company shall at any time declare or pay a dividend or make any other distribution upon any capital stock of the Company payable in Common Stock or securities convertible into Common Stock, subdivide its outstanding Common Stock into a greater number of shares, the total number of Warrant Shares then remaining subject to purchase hereunder shall be changed in proportion to such change in issued shares of Common Stock as if the Warrant Shares remaining subject to purchase hereunder shall be changed in proportion to such change in issued shares of Common Stock as if the Warrant Shares remaining subject to purchase under this Warrant were issued shares of Common Stock on the record date for such stock dividend, stock split, or stock combination and the Exercise Price per Warrant Share shall be adjusted so that the total consideration payable to the Company upon the purchase of all Warrant Shares not theretofore purchased shall not be changed. Appropriate readjustment shall be made in the event that any dividend referred to in this Section shall be lawfully abandoned.

4.       Investment Intent

The Warrantholder is acquiring this Warrant, and will acquire any Warrant Shares upon the exercise hereof, for investment purposes only and not with a view to a distribution thereof.

5.       Delivery of Warrant Shares

As promptly as practicable after the receipt of this Warrant, the Notice of Exercise, and the Exercise Price, the Company shall deliver to the Warrantholder the requested certificates for the Warrant Shares issuable upon such exercise. Such exercise shall be deemed to have been effected at the close of business on the date of which the Notice of Exercise and the Exercise Price shall have been received by the Company regardless of any delay in the actual issuance of stock certificates.

6.       Loss or Destruction

Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation, or destruction of any Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed, or mutilated Warrant. Any new Warrant issued under the provisions of this Section 7 in lieu of any Warrant alleged to be lost, destroyed, or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company.

7.       Successors and Assigns

This Warrant and the right evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Warrantholder.

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8.       Amendment

This Warrant may not be modified or amended except by an instrument in writing signed by the Company and the holder hereof.

9.       Governing law

This Warrant shall be governed by and construed in accordance with the internal substantive laws of the State of California.

         In Witness Whereof, the Company has caused this Warrant to be executed and delivered on the date first above written.

                                        ALTAIR INTERNATIONAL, INC.



                                        By:/s/William P.Long
                                        --------------------
                                        William P. Long, President